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                                                                     Exhibit 2.5

                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT is made and entered into this 21st day of January, 1999 between MULTICULTURAL RADIO BROADCASTING, INC., a New Jersey corporation ("Seller") and NASSAU BROADCASTING PARTNERS, L.P., a Delaware limited partnership ("Buyer").

                               STATEMENT OF FACTS

      1. Seller is the licensee and operator of radio station WJHR-AM, licensed to Flemington, New Jersey (the "Station").

      2. Subject to the consent of the Federal Communications Commission ("FCC"), Buyer desires to acquire the Station, and all of the assets, leases, contracts, agreements, licenses, and other property used or useful in the operation of the Station, with certain exceptions as provided herein, and the Seller desires to transfer such assets to Buyer.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties intending to be legally bound hereby, agree as follows:

1 .      SALE AND TRANSFER OF ASSETS.

         At the Closing, Seller will sell, assign, transfer and deliver to Buyer the following:

         1.1 ASSETS TO BE TRANSFERRED. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 10.1), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and accept, all of the business, rights, properties and assets, real and personal, tangible and intangible, of every type and description owned by Seller and used or held for use in connection with the business and operations of the Station together with all rights and privileges associated with such assets and business of the Station, except for Excluded Assets (as defined in Section 1.2) (collectively, the "Assets"). Without limiting the foregoing, the Assets shall include the following:

                  1.1 (a) LICENSES AND AUTHORIZATIONS. Subject to prior FCC consent, all of the FCC authorizations issued to the Seller, as listed and described in SCHEDULE 1.1(a) with respect to the Station and their auxiliaries, including without limitation, all rights in and to the call letters WJHR-AM and any variations thereof, to the extent that they can be conveyed, and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto or applications filed between the date hereof and the Closing Date (collectively, "Licenses"). All of Seller's interest in the Licenses will be assigned to Buyer as hereinafter provided;


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                  1.1(b) TANGIBLE PERSONAL PROPERTY. All equipment, electrical devices, antennas, cables, vehicles, furniture, fixtures, towers, office materials and supplies, hardware, tools, spare parts, records, tapes, discs, carts and other tangible personal property of every kind and description owned by Seller and used or held for use (including those not in operating condition) in connection with the business and operations of-the Station on the Closing Date, including without limitation those listed and described on SCHEDULE 1.1(b) attached hereto or any replacements thereafter acquired prior to the Closing Date (except as may be consumed in the ordinary course of business) and including all rights under manufacturers' and vendors' warranties to the extent transferable;

                  1.1(c) OWNED REAL PROPERTY. Seller currently leases the real property which contains the radio station studio and towers, which such lease is more fully described in Section 1.1(d) below. As part of that lease, Seller has an option to purchase the real estate. Seller shall exercise its option to purchase on or before 6/15/00 and close on the purchase on or before the date of closing hereunder. At the time of closing under the Agreement, Seller agrees to convey the real property to Buyer. Buyer agrees to pay as additional consideration the sum of $225,000.00, plus the sum of $2,250.00 per month for the number of months Seller holds the real estate until closing hereunder, plus a sum equal to Seller's closing costs actually paid for the acquisition of the real estate.

                         In the event Seller is unable to acquire the real
estate prior to closing, Seller shall assign its lease of the premises to Buyer.

                  1.1(d) LEASED REAL PROPERTY. Any of the leases of real property with respect to real property leased by Seller and used or held for use in connection with the business and operations of the Station on the Closing Date, described on SCHEDULE 1. 1 (d) attached hereto, to the extent such leases are transferable ("Leased Property"). The lease terms shall continue as set forth in the leases for the Leased Property;

                  1.1(e) AGREEMENTS FOR SALE OF TIME: TRADE/BARTER AGREEMENTS. Those orders and agreements now existing for the sale of advertising time on the Station, to the extent of the unexpired portion thereof, for cash ("Cash Agreements") as listed and described in SCHEDULE 1.1(e)-1; those orders, agreements and arrangements for the exchange of advertising time, to the extent of the unexpired portion thereof for consideration other than cash ("Trade Out Agreements"), as listed and described in SCHEDULE 1. 1 (e)-2; all Cash Agreements and all Trade Out Agreements entered into in the ordinary course of business between the date hereof and the Closing Date to the extent of the unexpired portion thereof, provided that trade payables do not exceed trade receivables; all to the extent transferable or assignable.

                  1.1(f) OTHER CONTRACTS. All unexpired contracts, agreements, arrangements, commitments or understandings, written or oral described in SCHEDULE


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1.1(f) (including those entered into in the ordinary course of business prior to the Closing Date) hereto, to the extent transferable or assignable;

                  1.1(g) INTANGIBLE RIGHTS. Any trademarks, trade names, service marks, franchises, patents, jingles, slogans, logotypes and other intangible rights, owned and used or held for use by Seller on the Closing Date in connection with the business and operations of the Station, including those listed and described on SCHEDULE 1.1(g) hereto to the extent that Seller has the right to use and assign them;

                  1.1(h) PROGRAMMING AND COPYRIGHTS. All programs and programming materials and elements, music libraries and software of whatever form or nature owned by Seller and used or held for use in connection with the business and operation of the Station on the Closing Date, whether recorded on tape or any other media or intended for live performance, and whether completed or held in production and any related common law and statutory copyrights owned by Seller and used or held for use in connection with the business and operations of the Station, or licensed or sublicensed to Seller in connection therewith, to the extent that Seller has the right to use and assign them;

                  1.1(i) FCC RECORDS. All FCC station logs and other records that relate to the operation of the Station as are required to be maintained under the rules and regulations of the FCC, including, but not limited to, an up-to-date and complete local public file;

                  1.1(j) FILES AND RECORDS. All original files and other records of Seller relating to the business and operations of the Station owned and in the possession of Seller (other than records relating to the corporate nature of Seller such as corporate minutes, corporate tax records and similar corporate records), including without limitation all available schematics, blueprints, engineering data, customer lists, reports, specifications, projections, statistics, promotional graphics, original art work, mats, plates, negatives and other advertising, marketing or related materials, and copies of all other technical and financial information concerning the Station and the Assets; and

                  1.1(k) GOODWILL. All of Seller's goodwill in, and going concern value of, the Station.

         1.2 EXCLUDED ASSETS. There shall be excluded from the Assets, and retained by Seller, to the extent in existence on the Closing Date the following assets listed in SCHEDULE 1.2 (collectively, the "Excluded Assets"):

                  1.2(a) CASH AND INVESTMENTS. All cash on hand or in bank accounts, and any and all other cash equivalents, including without limitation certificates of deposit, commercial paper, treasury bills, asset or money market accounts and all such similar


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accounts or investments, or notes or other entitlements evidencing loans receivable and any securities owned or held by Seller;

                  1.2(b) CERTAIN ASSETS. Pension, profit sharing and savings plan and trusts and any assets thereof;

                  1.2(c) CONSIDERATION. The consideration delivered by Buyer to Seller pursuant to this Agreement;

                  1.2(d) FILES AND RECORDS. The files and records referred to in the parenthetical in Section 1.1 (j);

2.       PURCHASE PRICE AND PAYMENT.

         2.1 PURCHASE PRICE. Buyer shall at Closing pay to Seller as consideration for all of the Assets to be sold and bought hereunder pursuant to
Section 1.1, the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) including any sums for the real estate, if applicable, as described in Section 1.1(c) ("Purchase Price"), including the funds to be deposited pursuant to Section 2.2 plus the assumption of liabilities described elsewhere in this Agreement.

                  2.2 EARNEST MONEY DEPOSIT, LIQUIDATED DAMAGES. Buyer shall cause to be deposited the sum of One Hundred and Thirty Thousand Dollars ($130,000.00) (the "Escrow Amount") with Timothy R. Smith, Esq. (the "Escrow Agent") upon execution of this Agreement. All funds are to be held by the Escrow Agent in an interest-bearing account until the Closing, as hereinafter defined, with all interest thereon accruing to Buyer pursuant to the terms of the Escrow Agreement attached hereto as EXHIBIT A. At the Closing, unless otherwise provided herein, Escrow Agent shall deliver the Escrow Amount together with any accrued interest thereon, to Seller in accordance with the terms of the Escrow Agreement. The accrued interest shall be credited to the Purchase Price.

In the event of rightful termination of this Agreement pursuant to Section 14.1(a), (b) or (c) the Escrow Amount, together with any and all interest accrued thereon, shall be returned to Buyer. In the event of rightful termination of this Agreement by Seller as the result of a Buyer's Event of Default as defined in Section 14.2 and Seller is not in material breach of its obligations and representations hereunder, Buyer shall cause the Escrow Amount ("Liquidated Damages Amount") to be paid to Seller as liquidated damages, and not as a penalty, with all interest on the Escrow Amount accruing to the benefit of the Seller. The parties agree that the Liquidated Damages Amount constitutes a reasonable sum considering all of the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to Seller that could be reasonably anticipated and the anticipation that proof of actual damages



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would be costly or inconvenient, in the event of Buyer's inability or failure to close as provided herein. In placing their initials at the place provided below, Buyer and Seller each specifically confirms the accuracy of the statements made above and the fact that each was represented by counsel who explained the consequences of this liquidated damages provision at the time this Agreement was made.

                        SELLER INITIAL HERE
                                            --------
                        BUYER INITIAL HERE
                                            --------

      2.3 METHOD OF PAYMENT OF PURCHASE Price. The Purchase Price shall be paid at the Closing as follows:

                  2.3(a) ESCROW AMOUNT. Escrow Agent shall deliver the Escrow Amount to Seller in accordance with the terms of the Escrow Agreement.

                  2.3(b) BALANCE OF PURCHASE PRICE. In addition to the Escrow Amount to be delivered to Seller by the Escrow Agent pursuant to Subsection 2.3(a) hereof, the Buyer shall deliver to Seller a wire transfer payable as directed by Seller in the amount of Two Million Three Hundred Seventy Thousand Dollars ($2,370,000.00), plus any sum due for the real estate, if applicable, as described in Section 1.1(c).

3.       NO ASSUMPTION OF LIABILITIES.

         The (i) leases described in Section 1.1(d), (ii) orders and agreements described in Section 1.1(e), (iii) contracts, agreements, arrangements, commitments and understandings described in Schedule 1.1(f) and (iv) the trade payables (to the extent they do not exceed trade receivables) of the Seller outstanding on the Closing Date, are herein referred to as the "Assumed Obligations" and are the only agreements, contracts, obligations or commitments of Seller, whether known or unknown, contingent or otherwise that are to be assumed by Buyer as of the Closing Date. Except for the Assumed Obligations, Seller shall be solely responsible, and there shall be no assumption of liability by Buyer, for any agreement, contract, obligation or commitment of Seller, whether known or unknown, contingent or otherwise, relating to either the Station or any of the affairs of Seller, including, but not limited to, any agreement, executed or executory, relating to the exchange of time on the Station for goods, wares, services, promotions, merchandising or anything other than cash. Buyer shall not be obligated to perform any contract, agreement, obligation or commitment of Seller, whether known or unknown, contingent or otherwise, not specifically assigned to and assumed by Buyer hereunder.

4.       SELLER'S REPRESENTATIONS AND WARRANTIES.


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         As used in this Section 4, references to Seller's knowledge shall mean
Seller's knowledge after Seller has exercised due diligence in making inquiries of its personnel. Seller represents and warrants that the following statements as to Seller and the Assets and the Station are correct as of the date hereof and will be correct at the Closing Date.

         4.1 LICENSES, AUTHORIZATION AND COMPLIANCE THEREWITH. Seller owns and/or has all franchises, licenses, permits, consents, approvals or authorizations of any public or governmental agency materially necessary to the conduct by Seller of its business as now conducted, including, but not limited to, the Licenses described in Schedule 1. 1 (a) hereto, without any material conflict with the rights of others, all of which are in full force and effect and to the best knowledge of Seller subject to no lien, charge, encumbrance, or limitation. Without material exception, Seller is in compliance with all of its obligations with respect thereto; and no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the foregoing or would materially adversely affect the rights of Seller thereunder.

         Except as may be provided in SCHEDULE 1.1 (a), Seller has no knowledge of any applications or any material complaints or proceedings pending or threatened as of the date hereof before the FCC directly relating to the business or operation of the Station other than proceedings which generally affect the broadcast industry. Further, on the Closing Date, the Station will, unless otherwise provided in Section 4.8(b) below, be on the air operating at full licensed power (consistent with the FCC's Rules and Regulations, the Communications Act of 1934, as amended (the "Act"), and regulations promulgated thereunder) under their present licenses. All FCC requirements for such authority will have been met, and there will be no uncorrected FCC violations. If notice of any such violation (other than violations that involve Buyer) is received or if Seller hereinafter becomes aware of any such violation prior to Closing, Seller, at its own expense, shall eliminate and cause to be removed all such violations by the date of Closing. All returns, reports and statements required to be filed with the FCC or other governmental agency relating to the Station have been or will be duly and timely filed, and all said reports, returns and statements are or will be complete and correct as filed. The "Public Inspection File" of the Station will be complete and in full compliance with
Section 73.3526 of the FCC's Rules and Regulations on the Closing Date.

         4.2      ASSETS/FEE PROPERTY.

                  4.2(a) ASSETS/RIGHTS, ETC. TO SELL. Seller is the owner of and will at the Closing Date have good title to the Assets, and will on the Closing Date have full legal right, power and authority to assign, transfer and sell the Assets to Buyer, free and clear of all claims, security interests, mortgages, pledges, liens and other encumbrances of every nature whatsoever. No action is pending or, to the knowledge of Seller, threatened, which would contest the ownership of, or right to transfer, any of the Assets. The Assets will not at the Closing Date be subject to any contract, sale or other agreement, except as disclosed in writing to and expressly assumed or taken


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subject to by Buyer hereunder, and the delivery of the Assets to Buyer pursuant to the provisions of this Agreement will transfer good and valid title thereto, free and clear of all claims, security interests, mortgages, pledges, liens and other encumbrances of every nature whatsoever.

                  4.2(b) CONDITION OF TANGIBLE PERSONAL PROPERLY. The equipment described in SCHEDULE 1.1(b) hereto comprises all the equipment used to operate the Station as it is presently being operated in material compliance with the FCC's Rules and Regulations. From the date hereof until Closing, the Station and equipment will be operated and maintained in accordance with good engineering practices and to the best of Seller's knowledge in material compliance with all of the FCC's Rules and Regulations. Except as disclosed in Schedule 1.1(b), there are no material defects in any of the structures, improvements, electronic equipment or other tangible personal assets of the Station, all of which are in operating condition subject to normal wear and tear.

                  4.2(c) FEE PROPERTY.  With respect to the Fee Property:

                         (i) Seller is not a "foreign person" as that term is
used in Internal Revenue Code Section 1445 ("IRC ss.1445"), and Seller agrees to furnish Buyer, at or prior to Closing, an Affidavit of Non-Foreign Status or any other documentation required under IRC ss.1445 to evidence that Seller is not a "foreign person";

                         (ii) Except as listed on SCHEDULE 4.2, there are no
leases, rental agreements or other agreements relating to the Fee Property which are to remain in effect after Buyer takes title to the Fee Property; and

                         (iii) Seller has not received any written notice with
respect to the Fee Property of any threatened rezoning, annexation, condemnation or modification proceeding which proceeding is still pending.

         4.3 CONTRACTS, LEASES, AGREEMENTS, ETC. Each of the contracts, agreements, easements, licenses and leases (collectively, "Contracts") described in Sections 1.1 (d), 1.1 (e) and 1.1 (f) hereto is as to Seller valid, binding and enforceable in accordance with its terms and Seller is not in any material respect in default thereunder. Except for Contracts marked with an asterisk on Schedules 1.1(d), 1.1(e)-l, 1.1(e)-2 and 1.1(f) ("Contract Schedules"), no consents are required to assign to Buyer Seller's interest in any such Contract. Each such Contract may be assumed by Buyer without any material adverse change, and is now, and on the Closing Date will be, in full force and effect.

         4.4      EMPLOYEES AND AGREEMENTS RELATING TO EMPLOYMENT.


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                  4.4(a) No labor union is currently certified, or otherwise recognized, as the collective bargaining representative for any of the Station's employees. Seller has no actual knowledge of any labor strike, or other employee or labor controversy or dispute pending which would materially affect the operation of the Station.

                  4.4(b) Seller is not, and on the Closing Date will not be, except as disclosed on Schedule 4.4, a party to (a) any labor contract, (b) any vacation pay, severance pay or other benefit arrangement (including ERISA or similar plans) with its employees, or (c) any employment contract or agreement which is not terminable upon termination notice of thirty (30) days.

         4.5 LITIGATION. Except as disclosed on SCHEDULE 4.5, there are no actions, judgments, suits, proceedings, investigations or inquiries pending or, to the knowledge of Seller , threatened against Seller in connection with this Station or questioning the validity of any action taken or to be taken in connection with the implementation of the provisions of this Agreement, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign. Seller does not know or have reasonable grounds to know of any factors or circumstances which might be the basis of any action, suit or proceeding relating to this station; and, to the best of Seller's knowledge, except as disclosed in SCHEDULE 4.5, Seller has complied with all applicable statutes and regulations of all governmental authorities and agencies having jurisdiction over Seller's ownership and operation of this Station.

         4.6      COMPLIANCE WITH LAW.

                  4.6(a) GENERALLY. Seller has complied and is in compliance in all material respects with all laws, rules, regulations, and orders of any governmental entity applicable to Seller, the Assets and the Fee Property, including, without limitation, the Act and rules and regulations thereunder ("Applicable Laws"). Seller has not been charged with and is not under investigation for any violation of Applicable Laws, nor, to the knowledge of Seller, is there any basis for any such charge or investigation.

                  4.6(b) REAL ESTATE MATTERS. To Seller's best knowledge, all of the Real Property and all structures, transmitters, towers, equipment and improvements located thereon conform in all material respects with all applicable laws and regulations, including, without limitation, environmental, building and zoning laws and regulations, and no notice or actual knowledge of any violation of zoning, building or other laws, statutes and ordinances and regulations relating to such real property has been received or is known and there is no proposed, pending or threatened condemnation proceeding or similar action affecting any such Real Property.

                  4.6(c) HAZARDOUS MATERIALS. Except as disclosed on SCHEDULE 4.6, or as disclosed to Buyer as a result of the environmental inspection referred to in Section


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7.3(b), to the best of Seller's knowledge, no hazardous or toxic materials (as hereinafter defined) exist in any structure located on, or exist on or under the surface of the Real Property. For purposes of this Agreement, "hazardous or toxic material" shall mean waste, substances, materials, smoke, gas, pollutants, contaminants, asbestos or asbestos related products, PCB'S, petroleum, crude oil (or any fraction or distillate thereof or particulate matter designated as hazardous, toxic or dangerous, or requiring special handling, treatment or storage whether or not designated hazardous, toxic or dangerous under any environmental laws. For purposes of this Agreement "environmental law" shall be interpreted to mean the Comprehensive Environmental Response Compensation and Liability Act, any successor to such law, and/or any other applicable federal, state, or local environmental, health or safety law, rule or regulation concerning the treating, producing, handling, storing, releasing, spilling, leaking, pumping, pouring, emitting, or dumping of any waste, substance, materials, smoke, gas or particulate matter or imposing liability or standards in connection therewith.

         4.7 EXISTENCE AND POWERS; NO CONFLICT. Seller is a New Jersey corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is duly authorized to conduct business in the State of New Jersey, and has the power and authority to own or lease its properties and to carry on business as now being conducted, and has all requisite power and authority to enter into, deliver and perform this Agreement. The execution, delivery, and performance of this Agreement by Seller has been duly and validly authorized by the Board of Directors of Seller, and no other action is required. Except as disclosed on Schedule 4.7, neither the execution and delivery of this Agreement by Seller, nor the compliance by Seller with the respective terms thereof: (i) will, to the best of Seller's knowledge, breach any Applicable Laws; (ii) will conflict with or result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would become a default) under any of the terms, conditions or provisions of any judgment, order, arbitration, injunction, decree or ruling of any court or governmental authority to which Seller or any of the Assets is subject or of Seller's Articles of Incorporation or any agreement, commitment, arrangement, lease, insurance policy, or other instrument to which Seller is a party or by which it is bound; (iii) will result in the creation of any lien, equitable lien, tax lien, mortgage, charge, security interest or other encumbrance upon any of the Assets; (iv) to Seller's best knowledge will give to any other person any interests or rights, including rights of termination or cancellation, in or with respect to any of the priorities, assets, agreements, contracts or business of Seller; (v) will result in the loss or adverse modifications of the Licenses or any other license, franchise, permit or other governmental authorization granted to or held by Seller; or (vi) require the consent of any person except as disclosed in this Agreement.

         4.8      OPERATION OF STATION.

                  4.8(a) The Station has been, and shall continue to be, operated (1) in


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compliance with the Licenses and the Applicable Laws, and (2) in a manner which will not expose human beings to any level of non-ionizing radiation higher than the levels recommended for human exposure in FCC Report & Order ET Docket 93-62, released August 1, 1996.

                  4.8(b) Seller shall give prompt written notice to Buyer if (i) the transmission of the regular broadcast programming of the Station in the normal and usual manner is interrupted or discontinued other than as a result of weekly routine maintenance or public utility company activity, (ii) the Station is operated at less than seventy-five (75%) of its licensed operating power for a period in excess of (A) twenty-four (24) consecutive hours or (B) an aggregate of seventy-two (72) hours in any thirty (30) day period; (iii) the Station operates at reduced power for ten (10) days, thereby requiring written notification to the FCC pursuant to Section 73.1560(d) of the FCC Rules; or (iv) the programming format of the Station is materially changed.

         4.9 INSURANCE. Buyer will obtain any and all insurance. Notwithstanding the foregoing, existing insurance policies, set forth on
Schedule 4.9, are now and on the Closing Date will be in effect in accordance with their terms without default.

         4.10 ABSENCE OF INSOLVENCY. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Seller or any of its respective assets or properties, are pending or, to the knowledge of Seller threatened, and Seller has made no assignment for the benefit or creditors, nor taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

         4.11 INTANGIBLES. Seller has the right to use all the patents, copyrights, service or trademarks and trade names, call letters, logos, slogans and other intangible property or rights ("Intangibles") presently used in conjunction with the operation of the Station, together with any goodwill associated therewith. To the best of Seller's knowledge, these Intangibles are subject to no pending or threatened challenge and none of the Intangibles is being infringed by the activities or operations of any third person, and none is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof.

         4.12 FINANCIAL STATEMENTS. Seller has furnished Buyer with copies of the following financial statements: WJHR 1998 Income and Expenses and WJHR 1999 Projections and Expenses. The Financial Statements are complete and correct in all material respects, were prepared on a GAAP basis and present fairly the financial position and results of operation of Seller at the dates and for the periods to which they relate. Seller represents that Seller has retained work papers, files, ledgers and other records and that Seller will make the same reasonably available to Buyer for purposes of review of the same by Buyer or Buyer's representatives in connection with this Agreement or Buyer's pending public offering of certain securities.

         4.13 TAXES. As of the Closing Date, Seller shall have timely and duly filed with the appropriate governmental agencies all tax returns, declarations of estimated tax, and tax reports required to be filed by it, and all taxes and other assessments which Seller is required to pay, withhold or collect have been timely and duly paid, withheld and collected. There are no present disputes as to taxes of any nature payable by Seller with respect to the Station, and it has not filed an IRS Form 872 ("Consent Fixing Period of Limitations Upon Assessment of Income Tax") or otherwise agreed to extend the time for assessment of any taxes against it for any year. Any additional taxes, interest, penalties, assessments and deficiencies that shall become due and payable with respect to any tax return or tax obligation of Seller shall be the sole responsibility of Seller.

         4.14 ABSENCE OF CERTAIN CHANGES. There has not been (i) any material adverse change in the property of Seller or any material labor dispute, grievance or organizational effort affecting the Assets, taken as a whole; (ii) any physical damage, destruction or loss (not covered by insurance) materially and adversely affecting the Assets or business of Seller, taken as a whole;
(iii) any sale, assignment, lease or other transfer or disposition of any of the assets or properties of Seller, except in the ordinary course of business and with adequate replacement property being acquired as necessary; or (iv) any waiver of any right resulting in a materially adverse affect on the Assets.

5.       BUYER'S REPRESENTATIONS AND WARRANTIES.

         Buyer represents and warrants that the following statements as to Buyer are correct as of the date hereof and will be correct at the Closing Date:

         5.1 FCC QUALIFICATIONS. Buyer is qualified and knows of no reason why Buyer should not be found to be qualified to acquire the Licenses.

         5.2 EXISTENCE AND POWERS; NO CONFLICT. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and is authorized to do business in the State of New Jersey and has the power and authority to own or lease its properties and to carry on business as now being conducted, and has all requisite power and authority to enter into, deliver and perform this Agreement. The execution, delivery, and performance of this Agreement by Buyer have been duly and validly authorized by Buyer's corporate general partner and no other action is required. Neither execution and delivery of this Agreement by Buyer, nor the compliance by Buyer with the respective terms thereof: (i) will, to Buyer's best knowledge, breach any Applicable Laws; (ii) will conflict with or result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would become a default), under any of the terms, conditions or provisions of, any judgment order arbitration injunction, decree or ruling of any court or governmental authority to which buyer is subject, or any of Buyer's partnership agreement, or any contract commitment arrangement or agreement to which Buyer is party or by which it may be bound; or (iii) require the consent of any person except as disclosed in this Agreement.

         5.3 DISCLOSURE. No covenant, representation or warranty made by Buyer in this Agreement and no statement made in any certificate or document furnished or to be furnished by Buyer in connection with the transactions contemplated by this Agreement contains or will contain as of the date made and the Closing Date any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Seller.

         5.4 LITIGATION. Except as disclosed on SCHEDULE 5.4, there are no actions, judgments, suits, proceedings, investigations or inquiries pending or, to the knowledge of Buyer, threatened against or affecting Buyer or questioning the validity of any action taken in connection with the implementation of the provisions of this Agreement, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign. Buyer does not know or have reasonable grounds to know of any factors or circumstances which might be the basis of any action, suit or proceeding; and, to the best of Buyer's knowledge, except as disclosed in SCHEDULE 5.4, Buyer has complied with all applicable statutes and regulations of all governmental authorities and agencies having jurisdiction over Buyer.

         5.5 ABSENCE OF INSOLVENCY. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Buyer or any of its respective assets or properties, are pending or, to the knowledge of Buyer, threatened, and Buyer has made no assignment for the benefit or creditors, nor taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

6.       CONDUCT PRIOR TO CLOSING.

         6.1 ACCESS AND INFORMATION. Upon reasonable, advance notice, Seller shall give Buyer and its representatives reasonable access throughout the period prior to Closing to the operations, properties, books, contracts, agreements, leases, commitments and records of the Station at reasonable times, provided that the normal operations of Seller's business shall not be disrupted. In addition, Seller shall deliver to Buyer copies of all of the Station's monthly operating statements and monthly sales reports, as may exist; and furnish such additional information concerning the Station as Buyer may from time to time reasonably request. Notwithstanding the foregoing, Buyer shall not communicate with Seller's customers without Seller's advance written consent.

         6.2      CONDUCT OF STATION BUSINESS. Between the date hereof and
Closing:

                  6.2(a) Seller shall make all reasonable efforts to produce the consent of any third parties necessary for the assignment to Buyer of any contract, lease or agreement marked with an asterisk and listed on the Contract Schedules;

                  6.2(b) Seller shall (i) conduct the business of the Station in a prudent and responsible manner in good faith and operate and maintain the Station and the Assets in accordance with good engineering and Seller's past practices and in compliance with the terms of the Licenses and Applicable Laws;
(ii) keep all of the Assets to be transferred hereunder in substantially the same operating condition and repair as of the date hereof, reasonable wear and tear excepted; and (iii) use all reasonable efforts to preserve the customers, goodwill and business reputation of the Station;

                  6.2(c) Seller shall not outside the ordinary course of business (i) hire additional personnel or unreasonably increase the compensation or bonuses payable to any of the Station's employees; (ii) enter into an agreement to sell, assign, lease, exchange or otherwise transfer or dispose of any of the Assets; (iii) enter into any new contract or renegotiate, modify, amend, renew, or terminate any existing contract, except that Seller may, in the ordinary and usual course of business, enter into: (1) agreements for the sale of time on the Station for such rates and on such terms as are consistent with Seller's normal and usual practices; (2) any contract(s) terminable on thirty
(30) days notice or less without premium or penalty; or (3) any contract(s) consented to by Buyer in writing; (iv) change the Station's call letters, or change the Station's facilities, or apply to the FCC for any construction permit(s) (except that this limitation shall not apply to an application for extension of time to construct under a construction permit outstanding as of the date of this Agreement, without Buyer's consent, which will not be unreasonably withheld or delayed, or make any material adverse changes in the Station's leasehold improvements and other improvements and fixtures; or (v) except as required by law or any governmental agency, disclose any information relating to the Station to any third party, other than to Seller's authorized employees, agents and professional advisors in the ordinary course of business and other than to Buyer and Buyer's authorized representatives as provided for herein;

                  6.2(d) Seller shall maintain in full force and effect the insurance described in SCHEDULE 4.9; and

                  6.2(e) Seller shall give Buyer notice of any unusual operating problems or developments affecting Seller between the date hereof and the Closing Date, including, but not limited to, any problem or development which would materially adversely affect the Assets, and keep Buyer fully apprised of all matters having material financial impact on Seller.

      6.3         BUYER'S INSPECTIONS AND APPROVALS.

                  6.3(a) Seller agrees to convey and Buyer agrees to accept such title to the Fee Property as the title company shall be willing to insure on its standard from and at standard rates, such title to be subject to (i) all standard exclusions and printed exceptions in the standard form of owner's policy of title insurance; (ii) encroachments and all other matters that would be disclosed by a current and accurate survey of the Fee Property; (iii) liens for taxes and assessments not yet due and payable; (iv) easements for public utilities affecting the Fee Property; (v) all easements, covenants, restrictions and rights-of-way affecting the Fee Property; and (vi) both (a) any applicable zoning ordinances, other land use laws and regulations, and (b) those matters, if any, which are waived by Buyer pursuant to this Paragraph 6 ( the foregoing title matters are hereinafter referred to as the "Permitted Title Exceptions"). Within thirty (30) days of the Closing Date, the Buyer shall order, at Buyer's sole cost and expense, a title commitment from a title insurance company authorized to do business in the Commonwealth of Pennsylvania (the "Commitment"). If the Commitment reveals a defect in title which is not one of the Permitted Title Exceptions, or if prior to the Closing Date a defect in title arises after the date of the Commitment, either of which defect is not one of the Permitted Title Exceptions, Buyer may either waive such defect or give prompt (within ten (10) days of receipt of such commitment or endorsement (time being of the essence) written notice to Seller of such defect in title, whereupon Seller shall attempt to cure such defect prior to the Closing. If Seller is unable or unwilling to cure, on or before the Closing Date, any defect as to which Buyer has notified Seller as hereinabove provided and if Buyer does not waive such defect, this Agreement may be terminated, at the Buyer's sole option, the Escrow Amount shall be returned to Buyer, and thereafter neither party shall have any liability or obligation to the other pursuant to this Agreement except for those obligations specifically stated to survive cancellation or termination.

                  If Seller is unable or unwilling to cure, on or before the Closing Date, any defect as to which Buyer has notified Seller as hereinabove provided and if Buyer does not waive such defect, Buyer shall use such portion of the Purchase Price on the to pay or discharge any liens or encumbrances that are not Permitted Title Exceptions or waived by Buyer, and shall deliver to Buyer at Closing instruments in recordable form and sufficient to satisfy such liens or encumbrances of record, together with the cost of recording or filing said instruments. If agreed by Buyer, at Buyer's sole option, Seller may deposit sufficient monies with Buyer's title company acceptable to and required by it to assure their discharge, but only if the title company will insure title to the Fee Property clear of such matters or insure against their enforcement out of the Fee Property.

                  6.3(b) ENVIRONMENTAL AUDIT. Buyer shall perform, at its expense, such environmental investigations and audits (an "Audit") of the Real Property as it deems appropriate, including, without limitation (i) conditions with respect to contamination or pollution of surface or ground waters, soil and air, (ii) the disposal, presence, release or threat of release of hazardous or toxic material thereon, and (iii) compliance with environmental laws or other Applicable Laws. If the Audit discloses a condition which materially contradicts the representations in
Section 4.6(c), Buyer may, at its sole option, either:

                         (1) Elect to consummate the purchase of all the Assets
in which case Seller shall bear the cost of remediating such condition in an amount not to exceed $25,000 and such amount shall be deducted from the Purchase Price; or

                         (2) Terminate this Agreement, in which case the Escrow
Amount shall be returned to Buyer, and thereafter neither party shall have any liability or obligation to the other pursuant to this Agreement except for those obligations specifically stated to survive cancellation or termination.

                  6.3(c) ENGINEERING INSPECTION. It is agreed that within ten
(10) days prior to the Closing Date, Buyer's engineer may inspect the property transferred to insure that the equipment complies with all warranties and conditions set forth herein. Seller agrees to extend full cooperation to said engineer, including such access to the equipment and to logs pertaining thereto at such time or times as said engineer shall reasonably request. If Buyer's engineer reports that the equipment fails to comply with said warranties, and Seller disputes the report, Buyer and Seller shall jointly hire and pay a consulting engineer to give a report on the disputed item(s). The consulting engineer's report shall be final, and Seller shall repair any equipment that the consulting engineer reports does not meet the warranty set forth in Subsection 4.2(b) prior to the Closing; provided, however, Seller's obligation to repair shall not exceed Fifteen Thousand Dollars ($15,000). If the repairs required exceed such amount and Seller refuses to make such repairs in excess of the cap, Buyer may, at its sole option, either proceed with this Agreement or terminate this Agreement and have the Escrow Amount returned to it.

                  6.4(a) RISK OF LOSS/ASSETS. The risk of any loss, damage or destruction to any of the Assets from fire or other casualty or cause shall be borne by the Seller at all times prior to 12:01 a.m. on the Closing Date. Upon the occurrence of any loss or damage to any material portion of the Assets as a result of fire, casualty or other cause prior to Closing, Seller shall notify Buyer of same in writing immediately, stating with particularity the extent of such loss or damage incurred, the cause thereof if known, and the extent to which restoration, replacement and repair of the Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. Subject to the provisions hereof, Buyer shall have the option (but not the obligation), in the event the loss or damage exceeds One Hundred Thousand Dollars ($100,000.00) and the property cannot be substantially repaired or restored within one hundred twenty (120) days, exercisable within ten (10) days after receipt of such notice from Seller to: (i) postpone the Closing until such time as the property has been completely repaired, replaced or restored, unless the same cannot be reasonably effected within two
(2) months of notification; (ii) elect to consummate the Closing and accept the property in its "then" condition, in which event Seller shall at the Closing assign all rights under any insurance claim covering the loss and pay over any proceeds under any such insurance policy theretofore received by Seller with respect thereto; or (iii) rescind this Agreement at no cost or expense to Buyer and declare the Agreement of no further binding force and effect, if such repairs, replacements or restorations are not completed within ninety (90) days after the date specified herein as the Closing Date, provided that such repairs, replacements or restorations are necessary to the normal operation of the Station. In the event Buyer elects to postpone the Closing Date as provided in clause (i) of this Subsection, the parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC referred to herein.

         6.5 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer will continue to maintain strict confidentiality with respect to all documents and information furnished by or on behalf of Seller (except for documents of information required to be disclosed by law; subject to Seller's right to contest such requirement), and, if this Agreement is terminated, Buyer shall return to Seller all such documents and information. Notwithstanding the foregoing, Buyer may make disclosure that may be required:
(i) by its lenders; (ii) pursuant to any federal or state securities laws; or
(iii) as may be necessary to advise any of Buyer's investors or advisors; provided, that, in such case, Buyer shall advise the investors of the confidentiality of the information, who must, as a condition of receiving such information, agree to keep such information confidential.

         6.6 PROHIBITED ACTION. Between the date of this Agreement and the Closing Date, neither Buyer nor Seller will commit any act or omission that would: (i) disqualify them as parties to an assignment of the Licenses or, as to Buyer, as owner or operator of the Station and the Assets; (ii) jeopardize the validity of the Licenses; or (iii) interfere with the existing relationships between the Station and its advertisers, suppliers and others.

7.       APPLICATION FOR FCC APPROVAL.

         7.1 FILING AND PROSECUTION OF APPLICATION. No later than 90 days prior to the expiration of the Time Brokerage Agreement executed contemporaneously herewith, Buyer and Seller shall join in an application to the FCC requesting the FCC's written consent to the assignment of the Licenses of the Station to Buyer and to the consummation of the transactions contemplated by this Agreement ("Application"). Both parties shall promptly respond to any requests for the submission of additional information and shall vigorously oppose any protests, petition to deny, petition for reconsideration or appeal of the FCC's consent and approval that may be filed. Buyer and Seller shall proceed with due diligence and promptly take all steps necessary to the expeditious prosecution of such application to a favorable conclusion, using their best efforts throughout.

         7.2 EXPENSES. Each party shall bear its own expenses in connection with the preparation of the applicable sections of the Application and in connection with the prosecution of such application. Seller and Buyer will divide and pay equally the license transfer application fees charged by the FCC, provided that Seller's share shall not exceed $725.

         7.3 EXTENSION OF CLOSING DATE. If for any reason, the application is not approved within 90 days, the date for closing will be extended until the application is finally approved or denied (which is hereby defined to be a final order denying the application which is not subject to appeal) and the Time Brokerage executed contemporaneously herewith will be extended a like amount of time and only when or if the application is finally denied, then either party may, if not then in default, have the right by written notice 15 days in advance to terminate this Agreement.

         7.4 CONTROL OF STATION. This Agreement shall not be consummated until the FCC has given its written consent to the assignment of the Licenses of the Station. Buyer shall not, directly or indirectly, control, supervise, direct or attempt to control, supervise or direct the operation of the Station prior to Closing, but such operation shall be the sole responsibility of the Seller.

                  Both the Seller and Buyer agree that the Seller has retained no rights of reversion of the WJHR-AM license, and no right to the reassignment of the WJHR-AM license in the future, and has not reserved the right to use the facilities of WJHR-AM in the future for any reason whatsoever.

         7.5 BEST EFFORTS. Each party hereto agrees to use its best efforts in the performance and fulfillment of all terms and conditions of this transaction applicable to such party and in filing an application for the FCC's consent, and agrees to execute such other and further documents as may be reasonably required to carry out the intent of this Agreement.

8.       BULK SALES LAW.

         Buyer hereby waives compliance by Seller with the provisions of all Bulk Sales Laws, or other similar provisions, provided, however that Seller agrees to indemnify and hold Buyer harmless for any claims arising thereunder, except for the Accounts Payable assumed by Buyer hereunder.

9.       OBLIGATIONS UNDER CONTINUING CONTRACTS.

         Buyer shall execute and deliver to Seller at the Closing an assumption by Buyer of Seller's obligations for the period on and after the Closing or as to the assumed Accounts Payable prior to Closing under (i) the continuing contracts, leases and agreements described in Section 1.1(e) and 1.1(f) hereof;
(ii) all contracts described in Section 1.1(f) hereof; (iii) Accounts Payable outstanding on the Closing Date; and (iv) all other continuing contracts theretofore entered into by the Seller permitted by the terms hereof in the regular course of its business; all to the extent transferable. From and after the Closing Date, Buyer shall perform all obligations under said contracts, leases and agreements, and shall indemnify and hold harmless Seller from any and all claims, liabilities and obligations, losses, damages or expenses arising out of said contracts, agreements and leases accruing by reason of matters occurring on and after the Closing Date. Except for the Assumed Obligations, Seller shall remain liable for, and shall indemnify and hold harmless Buyer from, any and all claims, liabilities, obligations, losses, damages or expenses accruing by reason of matters occurring prior to the Closing Date under said contracts, agreements and leases.

10.      CLOSING.

         Subject to the terms and conditions herein stated, the parties agree as follows:

         10.1 CLOSING DATE. The Closing of the transactions contemplated herein shall be held on a date in time as specified by the Buyer in writing to the Seller that is no more than ten calendar (10) days after the date upon which the approval of the FCC required for the consummation of the transactions contemplated herein shall become a "Final Order," but the Closing Date shall be no later than November 18, 2001, or a later date as specified in Section 7.3 on which Buyer and Seller mutually agree, provided, however, that "Final Order" means an action by the FCC or its staff which is no longer subject to administrative or judicial review, reconsideration or appeal. The Closing shall take place at the Trenton offices of Sterns & Weinroth at 10:30 a.m. local time, or at such other time or place as mutually agreed. In the event the parties are unable to complete the Closing on or before the date otherwise provided in this
Section 10.1, either party may request a brief extension (up to five business days) of that date and the other party shall not unreasonably withhold its consent to such extension, provided that the party requesting such extension is not already in default under the terms of this Agreement. Buyer or Seller may, with the consent of the other, waive the requirement that the Commission's approval of the Application shall have become a Final Order prior to the Closing Date in order to proceed with the Closing, but agree that if closing takes place prior to the approval becoming a "Final Order", the Unwind Agreement attached hereto and marked EXHIBIT B shall be executed.

         10.2 SELLER'S OBLIGATIONS AT CLOSING. At the Closing, Seller shall execute and deliver or cause to be delivered to Buyer the following, in a form and substance reasonably approved by counsel for Buyer:

                  10.2(a) A Bill of Sale for all tangible personal property to be transferred hereunder, pursuant to Section 1.1(b), containing a warranty of title and covenant against all liens, encumbrances and restrictions of any kind whatsoever.

                  10.2(b) A duly acknowledged bargain and sale deed with covenants against grantor's acts conveying the Real Property to Buyer.

                  10.2(c) One or more assignments assigning to Buyer the Licenses and intangible property to be acquired by Buyer hereunder;

                  10.2(d) One or more assignments assigning to Buyer the Contracts to be assigned to Buyer hereunder together with all necessary consents thereto and the original copies of said Contracts;

                  10.2(e) A certificate from Seller stating that: (i) all representations and warranties of Seller as set forth in this Agreement or in any statement, certificate, schedule, exhibit or other document delivered pursuant to this Agreement by Seller are true and correct in all material respects, as of the Closing Date; and (ii) Seller has, in all material respects, performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller at or prior the Closing Date;

                  10.2(f) An opinion of Shook, Hardy & Bacon, LLP, counsel for Seller, in the form attached hereto as EXHIBIT C, on matters other than FCC Matters;

                  10.2(g) OPINION OF SELLER'S FCC COUNSEL. An opinion of Shook, Hardy & Bacon, LLP in the form attached hereto as EXHIBIT D; -

                  10.2(h) FILES & RECORDS. Copies of all of the files, records and logs referred to in Sections 1.1(i) and 1.1(j) hereof and copies of all of the Licenses;

                  10.2(i) OTHER DOCUMENTS. Such other documents or instruments as counsel for Buyer may reasonably request and in a form reasonably acceptable to Buyer's counsel, which documents are necessary to carry into effect the provisions of this Agreement.

         10.3 BUYER'S OBLIGATIONS AT CLOSING. At the Closing, Buyer shall execute and deliver or cause to be delivered to Seller the following in a form and substance reasonably acceptable to Seller's counsel:

                  10.3(a) The Purchase Price as set forth in Section 2 of this Agreement consisting of: (i) Executed instructions to the Escrow Agent directing it to release to Seller the Escrow Amount in the amount of One Hundred Thirty Thousand Dollars ($130,000) and any interest earned on the escrow; and (ii) Two Million Three Hundred

Seventy Thousand Dollars ($2,370,000), including any sums for the real estate, if applicable, as described in Section 1.1(c) as the balance of the Purchase Price, less any amount of interest earned on the escrow, payable by wire transfer;

                  10.3(b) One or more assumptions assuming the Contracts and Accounts Payable being assigned by Seller;

                  10.3(c) A certificate from Buyer stating that: (i) all representations and warranties of Buyer as set forth in this Agreement or any statement, certificate, or other document delivered pursuant to this Agreement by Buyer are true and correct in all material respects as of the Closing Date; and (ii) Buyer has, in all material respects, performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date;

                  10.3(d) OTHER DOCUMENTS. Such other documents or instruments as counsel for Seller may reasonably request and in a form acceptable to Seller's counsel, which documents are necessary to carry into effect the provisions of this Agreement.

         10.4 CONDITION TO OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the purchase of the Assets at the Closing shall be subject to the performance, in all material respects, on or prior to the Closing Date, of all of the covenants and agreements as set forth elsewhere in this Agreement to be performed by Seller, and upon the following additional conditions:

                  10.4(a) The representations and warranties of Seller shall be true in all material respects as of the Closing Date; and

                  10.4(b) There shall not have occurred any material adverse change in the condition of the Assets; and

                  10.4(c) The consents required from all governmental agencies (including, without limitation, unless waived, the Final Order of the FCC) to Buyer's acquisition of the Assets shall have been granted, without any condition materially adverse to Buyer, and such consents shall be valid and outstanding on the Closing Date; and

                  10.4(d) No action or proceeding shall be pending, challenging the validity of this Agreement or seeking to delay the consummation of any of the transactions for which this Agreement provides, which in the reasonable opinion of Buyer is material to the transactions contemplated by this Agreement; and

                  10.4(e) All equipment to be transferred hereunder (i) is in reasonably good working order; (ii) is in material compliance with all applicable FCC Rules and Regulations; and (iii) has passed the engineering review set forth in Section 6.3(c); and

                  10.4(f) Seller shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and on the Closing Date; and

                  10.4(g) All of the requirements of Section 10.2 shall have been met. Buyer shall have the right to waive any or all of the foregoing conditions of Closing at its sole option and risk.

         10.5 CONDITION TO OBLIGATIONS OF SELLER. The obligation of Seller to consummate the sale of the Assets at the Closing shall be subject to the performance, in all material respects, on or prior to the Closing Date, of all of the covenants and agreements as set forth elsewhere in this Agreement to be performed by Buyer, and upon the following additional conditions:

                  10.5(a) The representations and warranties of Buyer shall be true in all material respects as of the Closing Date; and

                  10.5(b) The consents required from all governmental agencies (including, without limitation, unless waived, the Final Order of the FCC) to Buyer's acquisition of the Assets shall have been granted, without any condition materially adverse to Seller, and such consents shall be valid and outstanding on the Closing Date; and

                  10.5(c) Buyer shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and on the Closing Date; and

                  10.5(d) All of the requirements of Section 10.3 shall have been met.

      Seller shall have the right to waive any or all of the foregoing conditions of Closing at its sole option and risk.

         10.6 FURTHER ASSURANCE. From time to time, upon request and without further consideration on or after the Closing Date, Seller and Buyer will execute and deliver such other instruments of conveyance and transfer and take such other action as may be reasonably required more effectively to convey, transfer to and vest in the Buyer, and to put the Buyer in possession and operating control of, any part of the Assets, and, in the case of contracts and rights, if any, which cannot be transferred effectively without the consent of third parties which is unobtainable, to use good faith efforts to secure to the Buyer the benefits thereof.

11.      OTHER CLOSING OBLIGATIONS.

         11.1 PRORATIONS. Except as otherwise provided herein, the Buyer, by virtue of its obligation specified in the Time Brokerage Agreement executed even date herewith, shall be entitled to all income earned prior to and after the Closing Date and shall similarly be responsible for reimbursement of all liabilities and obligations incurred or payable in connection with the operation of the station from the date of the Time Brokerage Agreement to the Closing Date and thereafter.

                  11.1 (a) For reimbursement, real and personal property taxes and utility charges relating to the Station; and

                  11.1 (b) For reimbursement, FCC annual regulatory fees payable in 2001.

      Within thirty (30) days after the Closing, Buyer shall deliver to Seller a statement setting forth in reasonable detail the basis for prorations pursuant to this Section, and Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, any net amount due as the result of the proration statement (or, if there is a dispute, the undisputed amount thereof. If Seller disputes Buyer's determinations, or, if at any time after delivery of Buyer's statement of determinations any party determines that any item included in the proration is inaccurate or that an additional item should be included in the prorations, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by them or, if they are unable to resolve the matter, by a firm of independent certified public accountants mutually agreeable to the parties, whose decision on the matter shall be binding and whose fees and expenses shall be borne equally by them.
         Under the supervision of Buyer, Seller shall, in a manner consistent with past practices, collect all accounts receivable after the Closing Date and shall promptly pay all commissions, bonuses and other sales related expenses, and shall provide Buyer with an accounting of all collected and uncollected accounts receivable. Buyer shall have no obligation to pursue such collections.

         11.2 FEES, SALES AND TRANSFER TAXES. All filing and recording fees in connection with any instrument of conveyance or transfer delivered pursuant to this Agreement shall be paid by Buyer. Transfer taxes, if any, with the personal property and intangible assets sold and transferred hereunder shall be paid by Buyer. Transfer taxes in respect to the real property sold and transferred hereunder shall be paid by Seller. Sales taxes, if any, in respect to the Assets sold and transferred hereunder shall be paid by Buyer. Buyer shall pay the premium for a standard owner's policy of title on the Fee Property; if Buyer desires an ALTA Policy, Buyer shall pay the additional premium therefor.

         11.3 OTHER TAXES. Any and all sales taxes, unemployment insurance and social security taxes, and all other taxes due any state, federal or local government by Seller on or before the Closing Date shall be paid by Seller when due.

12.      ALLOCATION OF PURCHASE PRICE.

         The purchase price shall be allocated among the Assets in accordance with EXHIBIT D hereto. Each of the parties hereto agrees to prepare and file its tax returns reflecting the allocations in a manner consistent with this Agreement, including preparation and filing of IRS Form 8594.

13.      INDEMNIFICATION.

         13.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All covenants and agreements pertaining to matters to be performed after Closing and all representations and warranties contained in this Agreement shall survive for a period not to exceed three (3) years after the Closing Date ("Survival Period") except that the representations and warranties with respect to title shall continue indefinitely. (This provision does not include title to the Fee Property.) No claim may be brought under this Agreement or with respect to the transactions described herein unless written notice describing in reasonable detail the nature and basis of such claim is given in good faith on or prior to the last day of the Survival Period. In the event such notice is so given, the right to indemnification with respect thereto under this Section 13 shall survive the Survival Period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

         13.2 INDEMNITY BY SELLER. Subject to 13.1, Seller agrees to pay and discharge and to save and protect Buyer and its officers, directors, shareholders and affiliates free and harmless from all obligations, claims and demands (including reasonable attorneys fees incurred by Buyer with respect thereto) (collectively "Seller's Obligations") against, arising out of or in connection with (a) any lease, contract or other agreement of Seller not required to be assumed by Buyer pursuant to this Agreement; (b) the ownership of the Station and the Assets that shall arise or accrue prior to the Closing (except for the Assumed Obligations) and (c) any material breach or violation by Seller of any covenant, agreement or warranty herein contained, or the inaccuracy of any representation. of Seller made in this Agreement.

         13.3 INDEMNITY BY BUYER. Subject to 13.1, Buyer agrees to pay and discharge and to save and protect Seller and its officers, directors, shareholders and affiliates free and harmless from all obligations, claims, and demands (including but not limited to attorneys fees incurred by Seller with respect thereto) against, arising out of or in connection with (a) any lease, contract, Accounts Payable or other agreement of Seller required to be to be assumed by Buyer pursuant to this Agreement; (b) that shall arise or accrue against or in connection with the ownership or operation of the Station and the Assets from and after the Closing; and (c) any material breach of violation by Buyer of any covenant, agreement or warranty herein contained or the inaccuracy of any representation of Buyer made in this Agreement.

         13.4 INDEMNIFICATION PROCEDURE, RIGHT OF OFFSET. In the event that any party hereto asserts a claim for indemnification hereunder, such party seeking indemnification shall give written notice to the indemnifying party specifying the nature and the amount, if known, of the claim asserted. The indemnifying party shall then have the right, using counsel reasonably satisfactory to the party seeking indemnification, to investigate, secure, contest or settle the claim alleged by such i third party (hereinafter called a
 .. contest"), provided that the party seeking indemnification may participate voluntarily, at its own expense, in any such contest through representatives and counsel of its own choice, and, provided further, that any such action by the indemnifying party relating to the contest shall be without prejudice to the party seeking indemnification.

      Except as provided otherwise in the immediately preceding sentence, and subject to 13.1, the indemnifying party shall bear all costs of such contests and shall indemnify and hold the party seeking indemnification harmless against and from all costs, fees, and expenses of such contest. Unless and until the indemnifying party elects to prosecute the contest, the party seeking indemnification shall have the full right, at its option, to do so and to look to the indemnifying party under the provisions of this Agreement for the amount of the costs, if any, of prosecuting the contest. The failure of the indemnifying party to respond in writing to the aforesaid notice of the party seeking indemnification with respect to such contest within twenty (20) days after the receipt thereof shall be deemed an election not to prosecute the same. If the indemnifying party fails to prosecute the contest and the party seeking indemnification does not prosecute the contest or does so and the decision is rendered against it, the amount paid by the party seeking indemnification to the third party in settlement or satisfaction of the contest shall be deemed a valid claim hereunder. In the event that the contest involves any Seller's Obligations, Buyer shall have the right to offset the amount of the costs, if any, incurred by Buyer in prosecuting the contest together with any sums owed in connection with the resolution or settlement thereof against amounts which may be owed by Buyer to Seller.

      The parties hereto shall make mutually available to each other all relevant information in their possession relating to any such contest and shall cooperate in the defense thereof.

14.      TERMINATION BEFORE CLOSING; DEFAULT AND REMEDIES.

         14.1 TERMINATION BEFORE CLOSING. If Closing shall not have previously occurred, this Agreement may be terminated:

                  14.1(a) If the Closing has not occurred prior to the time provided for in Section 10.1;

                  14.1(b)    Pursuant to Section 7.3 hereof;

                  14.1(c) By Buyer, upon the occurrence of a Seller's Event of Default (as defined in Section 14.2(a)), upon failure of a condition precedent to Buyer's obligation to close set forth in Section 10.4 or upon failure of a condition precedent to Seller's obligation to close set forth in Section 10.5(c) or 10.5(e);

                  14.1(d) By Seller, upon the occurrence of a Buyer's Event of Default (as defined in Section 14.2) or upon failure of a condition precedent to Seller's obligation to close set forth in Section 11. 5.

      In the event of termination pursuant to Section 14.1(d) above upon the occurrence of a Buyer's Event of Default as defined in Section 14.2, Seller shall be entitled to retain the Escrow Amount as liquidated damages as provided in Section 2.2 hereof. In the event of termination of this Agreement for any other reason, Buyer shall be entitled to return of the Escrow Amount as provided in Section 2.2 hereof.

         14.2     DEFAULT AND REMEDIES

                  14.2(a) The occurrence of any one or more of the following events shall constitute a material default of this Agreement by Buyer ("Buyer's Event of Default"):

                         (i) The material breach of any representation or
warranty by Buyer hereunder unless such breach is cured prior to the Closing
Date;

                         (ii) The failure by Buyer to timely consummate the
transactions contemplated by this Agreement in violation of the provisions of this Agreement;

                         (iii) The failure by Buyer to perform any other of its
material obligations under this Agreement, where such failure shall continue for a period of ten (10) days after delivery of written notice of demand therefor from Seller to Buyer; provided, however, that if more than ten (10) days are reasonably required to cure such failure, then Buyer shall not be deemed to be in default thereof if Buyer, in good faith, has commenced such cure within said ten (10) day period and thereafter diligently prosecutes such cure to completion and completes such cure prior to Closing.

                  14.2(b) The occurrence of any one or more of the following events shall constitute a material default of this Agreement by Seller ("Seller's Event of Default"):

                         (i) The material breach of any representation or
warranty by Seller hereunder unless such breach is cured prior to the Closing Date;

                         (ii) The failure by Seller to timely consummate the
transactions contemplated by this Agreement in violation of the terms of this Agreement;

                         (iii) The failure by Seller to perform any other of its
material obligations under this Agreement, where such failure shall continue for a period of ten (10) days after delivery of written notice of demand therefor from Buyer to Seller; provided, however, that if more than ten (10) days are reasonably required to cure such failure, then Seller shall not be deemed to be in default thereof if Seller, in good faith, has commenced such cure within said ten (10) day period and thereafter diligently prosecutes such cure to completion and completes such cure prior to Closing.

                  14.2(c) Seller acknowledges that the Station is of a special, unique, and extraordinary character, and that any breach of this Agreement by Seller could not be compensated for by damages. Accordingly, upon the occurrence of a Seller's Event of Default, Buyer shall be entitled, provided that a Buyer's event of default has not occurred, in addition to any other remedies that it may have, to enforcement of this Agreement (subject to obtaining any required approval of the FCC) by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement. In any action to specifically enforce Seller's obligation to close the transaction contemplated by this Agreement, Seller shall waive the defense that there is an adequate remedy at law or in equity and agrees that Buyer shall be entitled to obtain specific performance of Seller's obligation to close hereunder without being required to prove actual damages. As a condition to seeking specific performance, Buyer shall not be required to tender the Purchase Price, but shall be required to demonstrate that Buyer is ready, willing and able to tender the Purchase Price and consummate the purchase of the Station as contemplated hereunder.

15.      ARBITRATION.

         Any controversy or claim arising out of or relating to this Agreement or any of its Exhibits, or the breach thereof shall be settled by arbitration by one (1) arbitrator (unless the parties mutually agree to accept multiple arbitrators) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The cost of any such arbitration shall be borne equally by the parties involved unless the arbitrator(s) deem such division of costs to be inequitable, in which event the arbitrator(s) may allocate the costs of arbitration among the parties thereto as they deem just and equitable under the circumstances.

16.      ACCESS TO BOOKS AND RECORDS.

         After the Closing Date, Buyer and Seller shall each allow the other reasonable access during normal business hours upon reasonable prior notice to their respective books and records pertaining to the operation of the Station prior to the Closing Date and shall retain such records for a period of not less than three (3) years after the Closing Date.

17.      NOTICES.

         All notices and other communications hereunder shall be in writing and be deemed to have been duly given if delivered personally or by overnight courier or sent by telecopy (and confirmed by regular mail) or mailed by registered mail, postage prepaid, addressed as follows:

         (a)      If to Seller, to:

                  Multicultural Radio Broadcasting, Inc.
                  449 Broadway
                  New York, New York  10013
                  Attention:  Arthur Liu, President

                  with a copy to:

                  Mark N. Lipp, Esq.
                  Shook, Hardy & Bacon, LLP
                  801 Pennsylvania Avenue, NW
                  Suite 600
                  Washington, DC  20004

      (b)         If to Buyer, to:

                  Nassau Broadcasting Partners, L.P.
                  619 Alexander Road, Third Floor
                  Princeton, New Jersey 08540
                  Attention: Louis F. Mercatanti, Jr.

                  with a copy to:

                  Mark D. Schorr, Esq.
                  Sterns & Weinroth
                  A Professional Corporation
                  50 West State Street, Suite 1400
                  P.O. Box 1298
                  Trenton, New Jersey 08607-1298


or such other address with respect to any party hereto as such party may from time to time notify (as provided above) to the other party hereto. Any such notice, demand or communication shall be deemed to have been given (i) if mailed, as of the close of the third business day following the date so mailed, and (ii) if personally delivered or otherwise sent as provided above, on the date delivered or sent if sent by telecopy and on the next business day after the date sent in all other cases.

18.      CONTROL OF STATION.

         Between the date of this Agreement and the Closing Date, Buyer shall not control, manage or supervise the operation of the Station or the conduct of the Station's business, all of which shall remain the sole responsibility and under the control of Seller, provided that this Section 19 shall not be deemed to be consent by Buyer to Seller's noncompliance (if any) with this Agreement.

19.      EXPENSES.

         Unless otherwise agreed to in writing by the parties hereto, each party shall pay its own costs and expenses, including any and all legal and accounting fees, of its performance and compliance with all conditions and agreements contained herein on its or their part to be performed or complied with.

20.      BROKERS.

         Buyer and Seller each represent to the other that there is no finder, consultant or broker involved in this transaction and that they have not agreed to pay any other finder, consultant or broker fee in connection with this transaction. If any other finder, consultant or broker claims a fee, the party whose actions led to that claim will bear sole responsibility for paying or settling that claim and shall indemnify the other party against the same.

21.      SECTION HEADINGS.

         The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22.      ENTIRE AGREEMENT; FILINGS.

         (a) This Agreement and all Schedules and Exhibits attached hereto constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior understandings and agreements among the parties, whether oral or written, contain the entire understanding of the parties and shall not be changed, modified, amended, extended, terminated, waived or discharged except by subsequent instrument in writing signed by the parties hereto. To the extent permitted by the FCC, the Schedules shall not be filed with the FCC or otherwise disclosed or made public.

         (b) Buyer and Seller acknowledge that this Agreement was executed before the preparation of the required schedules and Exhibits could be completed. Buyer and

Seller agree that Buyer's obligation to perform under this Agreement is subject to Buyer's review and approval of each Schedule and Exhibit which Seller is required to provide under the terms of the Agreement.

23.      COUNTERPARTS.

         This Agreement may be signed upon any number of counterparts with the same effect as if the signature to each counterpart were on the same instrument.

24.      SURVIVAL.

         The provisions hereof, which by their terms are to be performed or observed after the Closing Date, shall survive the Closing hereunder in accordance with the terms of this Agreement and shall be binding upon and inure to the benefit of all of the parties hereto, their heirs, legal representatives, successors and assigns.

25.      CONFIDENTIALITY.

         Neither party shall make any announcement or disclose to the press or others without the other party's consent as to timing and content (which shall not be unreasonable withheld or delayed), as to the purchase/sale of the Station prior to the Closing. It is understood that the foregoing non-disclosure requirement is not intended to preclude Seller from complying with the FCC's public notice requirements or Buyer from having discussions with financial entities, consultants and attorneys outside the Station who will also be advised of the need and agreement for deferred disclosure and shall agree to such confidentiality and deferred disclosure.

26.      ASSIGNABILITY.

         Neither the Agreement nor any rights or obligations hereunder may be assigned by Buyer or Seller without the express prior written consent of the other party, except that Buyer shall be permitted to assign this Agreement ot an entity controlled by Louis F. Mercatanti, Jr.. Except as provided otherwise herein, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties.

27.      GOVERNING LAW.

         This Agreement shall be governed by, construed (both as to validity and performance) and enforced in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed wholly within such jurisdiction.

28.       ATTORNEYS' FEES.

         In the event of commencement of either arbitration or suit by either party to enforce the provisions of this Agreement, the prevailing party shall be entitled to receive such attorneys' fees and costs as may be adjudged reasonable in addition to any other relief granted.

29.      SEVERABILITY.

         Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

30.      FURTHER ACTIONS.

         From time to time before, at and after the Closing, each party, at the requesting party's expense and without further consideration, will execute and deliver such documents to the other party as the other party may reasonably request in order more effectively to consummate the transactions contemplated hereby.

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed by the parties hereto as of the date first above written.

                                MULTICULTURAL RADIO BROADCASTING, INC.

                                By:
                                    ------------------------------------------
                                    Arthur Liu, President


                                NASSAU BROADCASTING PARTNERS, L.P.
                                BY:      NASSAU  BROADCASTING   PARTNERS,   INC.
                                ITS  GENERAL PARTNER

                                By:
                                    ------------------------------------------
                                    Louis F. Mercatanti, Jr., President